Exhibit 23.10

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FNB United Corp.

We consent to incorporation by reference in the registration statements (Nos. 33-72686, 333-54702, 333-99333, 333-105442 and 333-109450) on Form S-8 and the registration statement (No. 33-59565) on Form S-3 of FNB United Corp. of our reports dated March 26, 2007 with respect to the consolidated financial statements of FNB United Corp. and subsidiaries, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K.

March 26, 2007

Raleigh, North Carolina